                                                                    EXHIBIT 99.4


================================================================================

                            AUCTION AGENT AGREEMENT


                                    between

                              EOG RESOURCES, INC.

                                      and

                             BANKERS TRUST COMPANY

                         Dated as of December 22, 1999

                                  Relating to

              FLEXIBLE MONEY MARKET CUMULATIVE PREFERRED STOCK(R)

                               (MMP(R)), SERIES C

                  (Liquidation Preference $100,000 Per Share)

                                       of

                              EOG RESOURCES, INC.

================================================================================

(R)Registered trademark of Lehman Brothers Inc.

                               Table of Contents

                                                                                                      Page
                                                                                                      ----
I.       DEFINITIONS AND RULES OF CONSTRUCTION...........................................................1

         1.1.     Terms Defined by Reference to Certificate of Designations..............................1
         1.2.     Terms Defined Herein...................................................................1
         1.3.     Rules of Construction..................................................................2

II.      THE AUCTION.....................................................................................3

         2.1.     Purpose; Incorporation by Reference of Auction Procedures and Settlement Procedures....3
         2.2.     Preparation for Each Auction; Maintenance of Registry of Existing Holders..............3
         2.3.     Intentionally Deleted..................................................................6
         2.4.     Auction Schedule.......................................................................6
         2.5.     Notice of Auction Results..............................................................8
         2.6.     Broker-Dealers.........................................................................8
         2.7.     Ownership of Shares and Submission of Bids by the Company and its Affiliates...........9
         2.8.     Access to and Maintenance of Auction Records...........................................9

III.     THE AUCTION AGENT AS PAYING AGENT...............................................................9

         3.1.     The Paying Agent.......................................................................9
         3.2.     The Company's Notices to the Paying Agent.............................................10
         3.3.     The Company to Provide Funds for Dividends and Redemptions Payments...................10
         3.4.     Disbursing Dividends and Redemption Price and Payments................................11

IV.      THE PAYING AGENT AS TRANSFER AGENT AND REGISTRAR...............................................11

         4.1.     Original Issue of Stock Certificates..................................................11
         4.2.     Registration of Transfer or Exchange of Shares........................................11
         4.3.     Removal of Legend.....................................................................12
         4.4.     Lost, Stolen or Destroyed Stock Certificates..........................................12
         4.5.     Disposition of Canceled Certificates; Record Retention................................12
         4.6.     Stock Books...........................................................................13
         4.7.     Return of Funds.......................................................................13

V.       REPRESENTATIONS AND WARRANTIES.................................................................13

         5.1.     Representations and Warranties of the Company.........................................13


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
         5.2.     Representations and Warranties of the Auction Agent...................................14

VI.      THE AUCTION AGENT..............................................................................15

         6.1.     Duties and Responsibilities...........................................................15
         6.2.     Rights of the Auction Agent...........................................................15
         6.3.     Auction Agent's Disclaimer............................................................16
         6.4.     Compensation, Expenses and Indemnification............................................16

VII.     MISCELLANEOUS..................................................................................17

         7.1.     Term of Agreement.....................................................................17
         7.2.     Communications........................................................................17
         7.3.     Entire Agreement......................................................................18
         7.4.     Benefits..............................................................................18
         7.5.     Amendment; Waiver.....................................................................18
         7.6.     Successors and Assigns................................................................19
         7.7.     Severability..........................................................................19
         7.8.     Execution in Counterparts.............................................................19
         7.9.     Governing Law.........................................................................19

         THIS AUCTION AGENT AGREEMENT dated as of December , 1999, between EOG RESOURCES, INC., a Delaware corporation (the "Company"), and BANKERS TRUST COMPANY, a New York banking corporation ("Bankers Trust").

         The Company has issued 500 shares of its Flexible Money Market Cumulative Preferred Stock designated Flexible Money Market Cumulative Preferred Stock (MMP(R)_), Series C (all with par value $0.01 and a liquidation preference of $100,000 per share plus an amount equal to accumulated but unpaid dividends (whether or not declared)), pursuant to the Company's Certificate of Designations (as defined below). Auctions (as defined below) will be conducted for the shares of MMP (the "Shares"). The Company desires that Bankers Trust perform certain duties as agent in connection with each Auction (in such capacity, the "Auction Agent"), and as the transfer agent, registrar, dividend disbursing agent and redemption agent with respect to the Shares (in such capacity, the "Paying Agent"), upon the terms and conditions of this Agreement, and the Company hereby appoints Bankers Trust as said Auction Agent and Paying Agent in accordance with those terms and conditions (hereinafter generally referred to as the "Auction Agent", except in Sections III and IV below).

         NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the Company and Bankers Trust agree as follows:

I.       DEFINITIONS AND RULES OF CONSTRUCTION.

I.1.     Terms Defined by Reference to Certificate of Designations.

         Capitalized terms not defined herein shall have the respective meanings specified in the Certificate of Designations, including, without limitation, Paragraph 2 and Paragraph 7 thereof, unless the context otherwise requires.

I.2.     Terms Defined Herein.

         As used herein and in the Settlement Procedures (as defined below), the following terms shall have the following meanings, unless the context otherwise requires:

         (a) "Agent Member" means a member of the Securities Depository that will act on behalf of an Existing Holder of one or more Shares or a Potential Holder that is identified as such in such holder's Purchaser's Letter.

         (b) "Auction" shall have the meaning specified in Section 2.1(a) hereof.

         (c) "Auction Procedures" shall mean the Auction Procedures set forth in Paragraph 7 of the Certificate of Designations.

-----------
(R)Registered trademark of Lehman Brothers Inc.

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         (d)      "Authorized Officer" shall mean each Principal, Vice
                  President, Assistant Vice President, Assistant Secretary and Assistant Treasurer of the Auction Agent assigned to its Corporate Trust and Agency Group and every other officer or employee of the Auction Agent designated as an "Authorized Officer" for purposes hereof in a communication to the Company.

         (e) "Broker-Dealer Agreement" shall mean each agreement between the Auction Agent and a Broker-Dealer substantially in the form attached hereto as Exhibit A.

         (f) "Certificate of Designations" shall mean the Certificate of Designations, as amended, of the Company establishing the designation, preferences and rights of the Shares, as filed with the Secretary of State of the State of Delaware.

         (g) "Company Officer" shall mean the Chairman and Chief Executive Officer, the President, each Vice President (whether or not designated by a number or word or words added before or after the title "Vice President"), the Secretary, the Treasurer, each Assistant Secretary and each Assistant Treasurer of the Company and every other officer or employee of the Company designated as a "Company Officer" for purposes hereof in a written notice from the Company to the Auction Agent.

         (h) "Settlement Procedures" shall mean the Settlement Procedures attached as Exhibit A to the Broker-Dealer Agreement.

I.3.     Rules of Construction.

         Unless the context or use indicates another or different meaning or intent, the following rules shall apply to the construction of this Agreement:

         (a) Words importing the singular number shall include the plural number and vice versa.

         (b) The captions and headings herein are solely for convenience of reference and shall not constitute a part of this Agreement nor shall they affect its meaning, construction or effect.

         (c) The words "hereof," "herein," "hereto," and other words of similar import refer to this Agreement as a whole.

         (d) All references herein to a particular time of day shall be to New York City time.


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

II.      THE AUCTION.

II.1.    Purpose; Incorporation by Reference of Auction Procedures and

         Settlement Procedures.

         (a) The Certificate of Designations provides that the Applicable Rate for each Dividend Period after the Initial Dividend Period shall be the rate per annum that the Auction Agent advises results from implementation of the Auction Procedures. The Board of Directors of the Company, or a duly authorized committee thereof, has adopted a resolution appointing Bankers Trust as Auction Agent for purposes of the Auction Procedures. Bankers Trust hereby accepts such appointment and agrees that, on each Auction Date, it shall follow the procedures set forth in this Section II and the Auction Procedures for the purpose of determining the Applicable Rate for each Dividend Period. Each periodic operation of such procedures set forth in Section II and the Auction Procedures is hereinafter referred to as an "Auction."

         (b) All of the provisions contained in the Auction Procedures and the Settlement Procedures are incorporated herein by reference in their entirety and shall be deemed to be a part hereof to the same extent as if such provisions were set forth fully herein.

II.2.    Preparation for Each Auction; Maintenance of Registry of Existing
         Holders.

         (a) As of the date hereof, the Company shall provide the Auction Agent with a list of the Broker-Dealers and shall cause to be delivered to the Auction Agent for execution by the Auction Agent a Broker-Dealer Agreement signed by each Broker-Dealer. The Auction Agent shall keep such list current and accurate and shall indicate thereon, or on a separate list, the identity of each Existing Holder, if any, whose most recent Order was submitted by a Broker-Dealer on such list and resulted in such Existing Holder continuing to hold or purchasing Shares. Not later than five Business Days prior to any Auction Date for which any change in such list of Broker-Dealers is to be effective, the Company shall notify the Auction Agent in writing of such change and, if any such change is the addition of a Broker-Dealer to such list, the Company shall cause to be delivered to the Auction Agent for execution by the Auction Agent a Broker-Dealer Agreement signed by such Broker-Dealer. The Auction Agent shall have entered into a Broker-Dealer Agreement with each Broker-Dealer prior to the participation of any such Broker-Dealer in any Auction.

         (b) In the event that the Auction Date for any Auction shall be changed after the Auction Agent shall have given the notice referred to in clause (G) of Paragraph (I) of the Settlement Procedures, the Auction Agent, by such means as the Auction Agent deems practicable, shall give notice of such change to the


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

                  Broker-Dealers not later than the earlier of 9:15 A.M. on the new Auction Date or 9:15 A.M. on the old Auction Date.

         (c) The provisions contained in Paragraph 3 of the Certificate of Designations concerning Special Dividend Periods and the notification of a Special Dividend Period with respect to Shares will be followed by the Company and, to the extent applicable, the Auction Agent, and the provisions contained therein are incorporated herein by reference in their entirety and shall be deemed to be a part of this Agreement to the same extent as if such provisions were set forth fully herein.

         (d) On each Auction Date, the Auction Agent shall determine the Reference Rate and the Maximum Applicable Rate. If the Reference Rate is not quoted on an interest basis but is quoted on a discount basis, the Auction Agent shall convert the quoted rate to an Interest Equivalent, as set forth in Paragraph 2 of the Certificate of Designations; or, if the rate obtained by the Auction Agent is not quoted on an interest or discount basis, the Auction Agent shall convert the quoted rate to an interest rate after consultation with the Company as to the method of such conversion. Not later than 9:30 A.M. on each Auction Date, the Auction Agent shall notify the Company and the Broker-Dealers of the Reference Rate so determined and of the Maximum Applicable Rate.

                  (i) If the Reference Rate is the applicable "AA" Composite Commercial Paper Rate and such rate is to be based on rates supplied by Commercial Paper Dealers and one or more of the Commercial Paper Dealers shall not provide a quotation for the determination of the applicable "AA" Composite Commercial Paper Rate, the Auction Agent immediately shall notify the Company so that the Company can determine whether to select a Substitute Commercial Paper Dealer or Substitute Commercial Paper Dealers to provide the quotation or quotations not being supplied by any Commercial Paper Dealer or Commercial Paper Dealers. The Company promptly shall advise the Auction Agent of any such selection. If the Company does not select any such Substitute Commercial Paper Dealer or Substitute Commercial Paper Dealers, then the rates shall be supplied by the remaining Commercial Paper Dealer or Commercial Paper Dealers.

                  (ii) If, after the date of this Agreement, (x) there is any change in the credit rating of the Shares by either of Moody's or S&P (or Substitute Rating Agency or Substitute Rating Agencies), or (y) (I) the rating of any Shares of Moody's shall be on the "Corporate Credit Watch List" of Moody's with a designation of "downgrade" or "uncertain", (II) the rating of any Shares by S&P shall be on the "CreditWatch" of S&P with



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                           a designation of "negative implications" or
                           "developing", or (III) if Moody's or S&P, or both, shall not make such a rating available, the rating of any Shares by any Substitute Rating Agency will be the substantial equivalent of subclause (I) or
                           (II) above, and, if either of such events described in clause (x) or (y) results in any change in the corresponding applicable percentage for calculating the Maximum Applicable Rate for the Shares, the Company shall notify the Auction Agent in writing of such change in such applicable percentage prior to 9:00 A.M. on the Auction Date next succeeding such change. The Company shall inform the Auction Agent of such applicable percentage on the date of this Agreement. The Auction Agent shall be entitled to rely on the last applicable percentage of which it has received notice from the Company in determining the Maximum Applicable Rate as set forth in Section 2.2(d)(i) hereof.

         (e) The Auction Agent shall maintain a current registry of the Existing Holders of the Shares for the purposes of each Auction. The Company shall use its best efforts to provide or cause to be provided to the Auction Agent within ten Business Days following the closing of the initial offering of Shares a list of the initial Existing Holders of Shares, and the Broker-Dealer of each such Existing Holders through which such Existing Holders purchased such shares. The Auction Agent may rely upon, as evidence of the identities of the Existing Holders , such list, the results of each Auction and notices from any Existing Holder, the Agent Member of any Existing Holder or any beneficial owner with respect to such Existing Holder's transfer of any Shares to another Person.

                  (i) In the event of any partial Optional Redemption of Shares, upon notice by the Company to the Auction Agent of such partial Optional Redemption, the Auction Agent promptly shall request the Securities Depository to notify the Auction Agent of the identities of the Agent Members (and the respective numbers of Shares) from the accounts of which Shares have been called for redemption and the person or department at such Agent Member to contact regarding such redemption, and at least two Business Days prior to the Auction Date preceding such Optional Redemption Date, the Auction Agent shall request each Agent Member so identified to disclose to the Auction Agent (upon selection by such Agent Member of the Persons whose Shares are to be redeemed) the number of Shares of each such Person, if any, to be redeemed by the Company, provided that the Auction Agent has been furnished with the name and telephone number of a person or department at such Agent Member from which it is to request such information. In the absence of receiving any such information with respect to an Existing Holder, from such Existing Holder's Agent Member or otherwise, the Auction Agent


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                           may continue to treat such Existing Holder as having
                           beneficial ownership of the number of Shares shown in the Auction Agent's registry of Existing Holders.

                  (ii) The Auction Agent shall register a transfer of the Shares if (A) such transfer is made pursuant to an Auction, or (B) if such transfer is made other than pursuant to an Auction, the Auction Agent has been notified of such transfer in writing, in a notice substantially in the form of Exhibit C to the Broker-Dealer Agreements, by such Existing Holder or by the Broker-Dealer or Agent Member of such Existing Holder. The Auction Agent is not required to accept any notice of transfer, for transfers made either pursuant to clause (A) or clause (B) above, delivered prior to an Auction with respect thereto unless it is received by the Auction Agent by 3:00 P.M. on the Business Day next preceding such Auction Date. The Auction Agent shall rescind a transfer made on the registry of the Existing Holders of any Shares if the Auction Agent has been notified in writing, in a notice substantially in the form of Exhibit D to the Broker-Dealer Agreement, by the Agent Member or the Broker-Dealer of any Person that
                           (i) purchased any Shares that the seller failed to deliver such Shares or (ii) sold any Shares that the purchaser failed to make payment to such Person upon delivery to the purchaser of such Shares, provided that the Auction Agent is not required to accept any such notice delivered prior to an Auction with respect thereto unless it is received by the Auction Agent by 3:00 P.M. on the Business Day next preceding such Auction Date.

         (f) The Auction Agent may request that the Broker-Dealers, as set forth in Section 3.2(c) of the Broker-Dealer Agreements, provide the Auction Agent with a list of their respective customers that such Broker-Dealers believe are beneficial owners of the Shares. The Auction Agent shall keep confidential any such information and shall not disclose any such information so provided to any Person other than the relevant Broker-Dealer and the Company, provided that the Auction Agent reserves the right to disclose any such information if it is advised by its counsel that its failure to do so would be unlawful.

II.3.    Intentionally Deleted.

II.4.    Auction Schedule.

         The Auction Agent shall conduct Auctions on each Auction Date in accordance with the schedule set forth below. Such schedule may be changed by the Auction Agent with the consent of the Company, which consent shall not be withheld unreasonably. The Auction Agent shall give notice of any such change to each Broker-Dealer. Such notice must be deliver


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at the address specified herein prior to the first Auction Date on which any such change shall be effective.




            Time                                     Event
            ----                                     -----
      By 9:30 A.M.                  Auction Agent advises the Company and the
                                    Broker-Dealers of the Reference Rate and
                                    the Maximum Applicable Rate as set forth in
                                    Section 2.2(d)(i) hereof.



      9:30 A.M. - 1:00 P.M.         Auction Agent assembles information
                                    communicated to it by Broker-Dealers as
                                    provided in Paragraph 7(c)(i) of the
                                    Certificate of Designations. Submission
                                    deadline is 1:00 P.M.


      Not earlier than 1:00 P.M.    Auction Agent makes determinations pursuant
                                    to Paragraph 7(d)(i) of the Certificate of
                                    Designations.

      By approximately 3:00 P.M.    Auction Agent advises the Company of the
                                    results of the Auction as provided in
                                    Paragraph 7(d)(ii) of the Certificate of
                                    Designations.



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

                                    Submitted Bids and Submitted Sell Orders are accepted and rejected in whole or in part and Shares allocated as provided in Paragraph 7(e) of the Certificate of Designations.

                                    Auction Agent gives notice of the Auction results as set forth in Section 2.5 hereof.


II.5.    Notice of Auction Results.

         On each Auction Date, the Auction Agent shall notify each Broker-Dealer of the results of the Auction held on such date by telephone as set forth in Paragraph (I) of the Settlement Procedures. If so requested, by 11:30 A.M. on the Business Day next succeeding such Auction Date, the Auction Agent shall notify each Broker-Dealer in writing by telecopier of the disposition of all Orders submitted by each such Broker-Dealer in the Auction held on such Auction Date.

II.6.    Broker-Dealers.

         (a) Not later than 12:00 noon on each Auction Date for each Share, the Company shall pay to the Auction Agent in Federal Funds or similar same-day funds an amount in cash equal to the product of (i) in the case of any Auction Date immediately preceding a Regular Dividend Period, the product of (A) a fraction, the numerator of which is the number of days in such Regular Dividend Period (calculated by counting the first day of such Regular Dividend Period but excluding the last day thereof) and the denominator of which is 360, times (ii) 0.0025, times (iii) $100,000, times (iv) the sum of the aggregate number of outstanding Shares and (ii) in the case of any Special Dividend Period, the amount determined by mutual consent of the Company and the Broker-Dealers pursuant to the Broker-Dealer Agreements. The Auction Agent shall apply such moneys as set forth in Section 3.5 of the Broker-Dealer Agreements and shall thereafter remit to the Company any remaining funds of the Auction Agent pursuant to this Section 2.6(a).

         (b) The Auction Agent shall terminate any Broker-Dealer Agreement as set forth therein if so directed by the Company. The Auction Agent shall not terminate a Broker-Dealer Agreement without the prior written consent of the Company.

         (c) The Auction Agent from time to time shall enter into such Broker-Dealer Agreements as the Company shall request.

         (d)      The Auction Agent shall maintain a list of Broker-Dealers.




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

II.7. Ownership of Shares and Submission of Bids by the Company and its Affiliates.

         Neither the Company nor any Affiliate may submit an order, directly or indirectly, in any Auction except as set forth in the next sentence. The Company shall notify the Auction Agent if the Company or, to the best of the Company's knowledge, any Affiliate becomes a beneficial owner of any Shares. Any Shares redeemed, purchased or otherwise acquired (i) by the Company shall not be reissued, except in accordance with the requirements of the Securities Act, or (ii) by its Affiliates shall not be transferred (other than to the Company). The Auction Agent shall have no duty or liability with respect to enforcement of this Section 2.7 hereof.

II.8.    Access to and Maintenance of Auction Records.

         The Auction Agent shall afford to the Company, its agents, independent public accountants and counsel, access at reasonable times during normal business hours to review and make extracts or copies (at the Company's sole cost and expense) of all books, records, documents and other information concerning the conduct and results of Auctions, provided that any such agent, accountant or counsel shall furnish the Auction Agent with a letter from the Company requesting that the Auction Agent afford such person access. The Auction Agent shall maintain records relating to any Auction for a period of two years after such Auction (unless requested by the Company to maintain such records for such longer period not in excess of four years, then for such longer period), and such records, in reasonable detail, shall accurately and fairly reflect the actions taken by the Auction Agent hereunder. The Company agrees to keep confidential any information regarding the customers of any Broker-Dealer received from the Auction Agent in connection with this Agreement or any Auction, and shall not disclose such information or permit the disclosure of such information without the prior written consent of the applicable Broker-Dealer to anyone except such agent, accountant or counsel engaged to audit or review the results of Auctions as permitted by this Section 2.8, provided that the Company reserves the right to disclose any such information if it is advised by its counsel that its failure to do so would (i) be unlawful or (ii) expose it to liability, unless the Broker-Dealer shall have offered indemnification satisfactory to the Company. Any such agent, accountant or counsel, before having access to such information, shall agree to keep such information confidential and not to disclose such information or permit disclosure of such information without the prior written consent of the applicable Broker-Dealer, provided that such agent, accountant or counsel may reserve the right to disclose any such information if it is advised by its counsel that its failure to do so would (i) be unlawful or (ii) expose it to liability, unless the Broker-Dealer shall have offered indemnification satisfactory to such agent, accountant or counsel.

III.     THE AUCTION AGENT AS PAYING AGENT.

III.1.   The Paying Agent.

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

         The Board of Directors of the Company, or a duly authorized committee thereof, has adopted a resolution appointing Bankers Trust as transfer agent, registrar, dividend disbursing agent and redemption agent for the Company in connection with any Shares (in such capacity, the "Paying Agent"). Bankers Trust hereby accepts such appointment and agrees to act in accordance with its standard procedures and the provisions of the Certificate of Designations which are specified herein with respect to the Shares and as set forth in this Article III.

III.2.   The Company's Notices to the Paying Agent.

         Whenever any Shares are to be redeemed pursuant to an Optional Redemption, the Company promptly shall deliver to the Paying Agent a Notice of Redemption which will be mailed by the Company to each Existing Holder at least five Business Days prior to the date such Notice of Redemption is required to be mailed pursuant to the Certificate of Designations. The Paying Agent shall have no responsibility to confirm or verify the accuracy of any such Notice of Redemption.

III.3.   The Company to Provide Funds for Dividends and Redemptions Payments.

         (a) Not later than noon on the Business Day immediately prior to each Dividend Payment Date, the Company shall deposit with the Paying Agent an aggregate amount of Federal Funds or same-day funds equal to the declared dividends to be paid to Existing Holders on such Dividend Payment Date, and shall give the Paying Agent irrevocable instructions to apply such funds to the payment of such dividends on such Dividend Payment Date.

         (b) If the Company shall give a Notice of Redemption, then by noon of the Business Day immediately prior to the Optional Redemption Date, the Company shall deposit in trust with the Paying Agent an aggregate amount of Federal Funds or same-day funds sufficient to redeem the Shares so called for redemption and shall give the Paying Agent irrevocable instructions and authority to pay the redemption price to the Existing Holders of such Shares called for redemption upon surrender of the certificate or the certificates therefor, if any.

         (c) If the Company should deposit funds with the Auction Agent for the purposes set forth in clause (a) or (b) of this Section
                  3.3 on the Business Day immediately preceding the applicable Dividend Payment Date or date fixed for redemption, and such funds are immediately available funds, the Company may direct the Auction Agent to invest the funds so deposited, and if so directed, such direction shall be given prior to such deposit, in short-term money market instruments specified in writing by the Company which mature on or before the opening of business on such Dividend Payment Date or day fixed for redemption, provided that the proceeds of such overnight investments will be available at the opening of business on the Dividend Payment Date or date fixed for redemption. The investments made pursuant to the foregoing sentence are solely for the account and at the risk of the Company, and the Auction Agent shall not be liable or responsible for any loss, in whole or in part, resulting from such investments. Upon the request of the Company, the Auction Agent shall transmit any interest received on such investments to the Company that is not applied on a Dividend Payment Date or a date fixed for redemption.

III.4.   Disbursing Dividends and Redemption Price and Payments.

         After receipt of the Federal Funds or same-day funds and instructions from the Company described in Sections 3.3 above, the Paying Agent shall pay to the Existing Holders (or former Existing Holders) entitled thereto (i) on each corresponding Dividend Payment Date, dividends on the Shares and, (ii) on any date fixed for redemption, the redemption price of any Shares called for redemption. The amount of dividends for any Dividend Period to be paid by the Paying Agent to Existing Holders will be determined by the Company as set forth in Paragraph 3 of the Certificate of Designations. The redemption price to be paid by the Paying Agent to the Existing Holders of any Shares called for redemption will be determined as set forth in Paragraph 5 of the Certificate of Designations. The Company shall notify the Paying Agent in writing of a decision to redeem any Shares on or prior to the date specified in Section 3.2 above, and such notice by the Company to the Paying Agent shall contain the information required to be stated in a Notice of Redemption, required to be mailed by the Company to such Existing Holders. The Paying Agent shall have no duty to determine the redemption price and may rely on the amount thereof set forth in a Notice of Redemption.

IV.0.    THE PAYING AGENT AS TRANSFER AGENT AND REGISTRAR.

IV.1.    Original Issue of Stock Certificates.

         On the Date of Original Issue, one or more certificates for the Shares shall be issued by the Company and registered in the name of Cede & Co., as nominee of the Securities Depository, and countersigned by the Paying Agent. The Company will give the Auction Agent prior written notice and instruction as to the issuance and redemption of Shares.

IV.2.    Registration of Transfer or Exchange of Shares.

         Except as provided in this Section 4.2, the Shares shall be registered solely in the name of the Securities Depository or its nominee. During a Non-Payment Period, an Existing Holder of Shares may obtain a certificate for the shares owned by it. Also, if the Securities Depository shall give notice of its intention to resign as such, and if the Company shall not have selected a substitute Securities Depository acceptable to the Paying Agent prior to such resignation, then upon such resignation, the Shares, at the Company's request, may be registered for transfer or exchange, and new certificates thereupon shall be issued in the name of the designated transferee or transferees, upon surrender of the old certificate in form deemed by the Paying Agent properly endorsed for transfer with (a) all necessary endorsers' signatures guaranteed in such manner and form as the Paying Agent may require by a guarantor reasonably believed by the Paying Agent to be responsible, (b) such assurances as the Paying Agent shall deem necessary or appropriate to evidence the genuineness and effectiveness of each necessary endorsement and (c) satisfactory evidence of compliance with all applicable laws relating to the collection of taxes in connection with any registration of transfer or exchange of funds necessary for the payment of such taxes. If the certificate or certificates for the Shares are not held by the Securities Depository or its nominee, payments upon transfer of the Shares in an Auction shall be made in Federal Funds or similar same-day funds to the Auction Agent against delivery of certificates therefor.

IV.3.    Removal of Legend.

         Any request for removal of a legend indicating a restriction on transfer from a certificate evidencing the Shares shall be accompanied by an opinion of counsel stating that such legend may be removed and such Shares may be transferred free of the restriction described in such legend, said opinion to be delivered under cover of a letter from a Company Officer authorizing the Paying Agent to remove the legend on the basis of said opinion.

IV.4.    Lost, Stolen or Destroyed Stock Certificates.

         The Paying Agent shall issue and register replacement certificates for certificates represented to have been lost, stolen or destroyed, upon the fulfillment of such requirements as shall be deemed appropriate by the Company and by the Paying Agent, subject at all times to provisions of law, the By-Laws of the Company governing such matters and resolutions adopted by the Company with respect to lost, stolen or destroyed securities. The Paying Agent may issue new certificates in exchange for and upon the cancellation of mutilated certificates. Any request by the Company to the Paying Agent to issue a replacement or new certificate pursuant to this Section 4.4 shall be deemed to be a representation and warranty by the Company to the Paying Agent that such issuance will comply with provisions of applicable law and the By-Laws and resolutions of the Company.

IV.5.    Disposition of Canceled Certificates; Record Retention.

         The Paying Agent shall retain stock certificates which have been canceled in transfer or in exchange and accompanying documentation in accordance with applicable rules and regulations of the Commission for two calendar years from the date of such cancellation. The Paying Agent, upon written request by the Company, shall afford to the Company, its agents and counsel access at reasonable times during normal business hours to review and make extracts or copies (at the Company's sole cost and expense) of such certificates and accompanying documentation. Upon request by the Company at any time after the expiration of this two-year period, the Paying Agent shall deliver to the Company the canceled certificates and accompanying documentation. The Company, at its expense, shall retain such records for a minimum additional period of four calendar years from the date of delivery of the records to the Company and shall make such records available during this period at any time, or from time to time, for reasonable periodic, special, or other examinations by representatives of the Commission. The Company also shall undertake to furnish to the Commission, upon demand, at either their principal office or at any regional office, complete, correct and current hard copies of any and all such records.

IV.6.    Stock Books.

         The Paying Agent shall maintain the Stock Books, which shall contain a list of the Existing Holders, the number of Shares held by each Existing Holder and the address of each Existing Holder. The Paying Agent shall record in the Stock Books any change of address of an Existing Holder upon notice by such Existing Holder. In case of any written request or demand for the inspection of the Stock Books or any other books of the Company in the possession of the Paying Agent, the Paying Agent will notify the Company and secure instructions as to permitting or refusing such inspection. The Paying Agent reserves the right, however, to exhibit the Stock Books or other records to any person in case it is advised by its counsel that its failure to do so would (i) be unlawful or (ii) expose it to liability, unless the Company shall have offered indemnification satisfactory to the Paying Agent.

IV.7.    Return of Funds.

         Any funds deposited with the Paying Agent by the Company for any reason under this Agreement, including for the payment of dividends, or the redemption of the Shares, that remain with the Paying Agent after two years shall be repaid to the Company upon written request by the Company.


V.0.     REPRESENTATIONS AND WARRANTIES.

V.1.     Representations and Warranties of the Company.

         The Company represents and warrants to the Auction Agent that:

                  (i) the Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware, and has full power to execute and deliver this Agreement and to authorize, create and issue the Shares;

                  (ii) this Agreement has been duly and validly authorized, executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject as to such enforceability to bankruptcy, insolvency, reorganization and other laws of general applicability relating to creditors' rights and general equitable principles;

                  (iii) the forms of the certificates evidencing the Shares comply with all applicable laws of the State of Delaware;

                  (iv) the Shares have been duly and validly authorized by the Company and, upon completion of the initial sale of the Shares and receipt of payment therefor, will be validly issued, fully paid and nonassessable;

                  (v) the execution and delivery of this Agreement and the issuance and delivery of the Shares do not and will not conflict with, violate, or result in a breach of, the terms, conditions or provisions of, or constitute a default under, the Certificate of Incorporation (as amended by the Certificate of Designations) or the By-Laws of the Company, any law or regulation applicable to the Company, any order or decree of any court or public authority having jurisdiction over the Company, or any mortgage, indenture, contract, agreement or undertaking to which the Company is a party or by which it is bound; and

                  (vi) no taxes are payable upon or in respect of the execution of this Agreement or will be payable upon or in respect of the issuance of the Shares.

V.2.     Representations and Warranties of the Auction Agent.

                  (i) The Auction Agent represents and warrants to the Company that: (i) it is duly organized and is validly existing as a national banking corporation in good standing under the laws of the United States, with power and authority (corporate or otherwise) to enter into and perform its obligations under this Agreement;

                  (ii) It has in full force and effect all permits, certificates, franchises, licenses, authorizations and similar approvals necessary in connection with the Auction Agent's performance of this Agreement;

                  (iii) This Agreement has been duly authorized, executed and delivered by it and, assuming due authorization, execution and delivery by the Company, constitutes its valid and legally binding obligation, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles, subject to Section 5.1(v) hereof;

                  (iv) The performance by it of this Agreement and the consummation by it of the transactions herein contemplated will not result in any violation of the provisions of its Certificate of Incorporation or any statute or any material order, rule or regulation, or qualification of or with any court or governmental agency or body required by it for the consummation of the transactions contemplated by this Agreement; and

                  (v) There are no legal or governmental proceedings pending or, to its best knowledge, threatened or contemplated to which it is a party that would, if determined adversely to it, have a material adverse effect on the performance of its duties under this Agreement.

VI.0.    THE AUCTION AGENT.

VI.1.    Duties and Responsibilities.

         (a The Auction Agent is acting solely as agent for the Company hereunder and owes no fiduciary duties to any Person except as provided by this Agreement.

         (b The Auction Agent undertakes to perform such duties and only such duties as are set forth specifically in this Agreement, and no implied covenants or obligations shall be read into this Agreement against the Auction Agent.

         (c In the absence of bad faith or negligence on its part, the Auction Agent shall not be liable for any action taken, suffered or omitted by it or for any error of judgment made by it in the performance of its duties under this Agreement. The Auction Agent shall not be liable for any error of judgment made in good faith unless the Auction Agent shall have been negligent in ascertaining (or failing to ascertain) the pertinent facts.

VI.2.    Rights of the Auction Agent.

         (a The Auction Agent may rely upon, and shall be protected in acting or refraining from acting upon, any communication authorized hereby and any written instruction, notice, request, direction, consent, report, certificate, share certificate or other instrument, paper or document reasonably believed by it to be genuine. The Auction Agent shall not be liable for acting upon any telephone communication authorized hereby which the Auction Agent believes in good faith to have been given by the Company or by a Broker-Dealer. The Auction Agent may record telephone communications with the Company or with the Broker-Dealers or with both.

         (b The Auction Agent may consult with counsel of its choice, and the written advice of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

         (c The Auction Agent shall not be required to advance, expend or risk its own funds or otherwise incur or become exposed to financial liability in the performance of its duties hereunder. The Auction Agent shall be under no liability for interest on any money received by it hereunder except as set forth herein or as otherwise agreed in writing with the Company.

         (d The Auction Agent may perform its duties and exercise its rights hereunder either directly or by or through agents or attorneys.

         (e The Auction Agent, in its individual or other capacity, may provide other services for the Company on the same basis as if it were not acting as the Auction Agent.

VI.3.    Auction Agent's Disclaimer.

         The Auction Agent makes no representation, with respect to any party other than itself, as to the validity or the adequacy of this Agreement, the Broker-Dealer Agreements, the Certificate of Designations or the Shares.

VI.4.    Compensation, Expenses and Indemnification.

         (a The Company shall pay to the Auction Agent from time to time reasonable compensation for all services rendered by it under this Agreement and under the Broker-Dealer Agreements as shall be set forth in a separate writing signed by the Company and the Auction Agent, subject to adjustments if the Shares no longer are held of record by the Securities Depository or its nominee or if there shall be such other change as shall increase materially the Auction Agent's obligations hereunder or under the Broker-Dealer Agreements.

         (b The Company shall reimburse the Auction Agent upon its request for all reasonable expenses, disbursements and advances incurred or made by the Auction Agent in accordance with any provision of this Agreement and of the Broker-Dealer Agreements (including the reasonable compensation, expenses and disbursements of its agents and counsel), except any expense, disbursement or advance attributable to its negligence or bad faith.

         (c The Company shall indemnify the Auction Agent for, and hold it harmless against, any loss, liability or expense incurred without negligence or bad faith on its part arising out of or in connection with its agency under this Agreement and under the Broker-Dealer Agreements, including the costs and expenses of defending itself against any claim of liability in connection with its exercise or performance of any of its duties hereunder and thereunder, except such as may result from its negligence or bad faith.

VII.     MISCELLANEOUS.

VII.1.   Term of Agreement.

         (a The term of this Agreement is unlimited unless it shall be terminated as provided in this Section 7.1. The Company may terminate this Agreement at any time by so notifying the Auction Agent, provided that if any Shares remain outstanding the Company shall have entered into an agreement in substantially the form of this Agreement with a successor auction agent. The Auction Agent may terminate this Agreement upon prior notice to the Company on the date specified in such notice, which date shall be no earlier than three months after delivery of such notice. No such termination by the Company or resignation by the Auction Agent shall be effective until (i) the Company has entered into an agreement with a successor Auction Agent containing substantially the same terms and conditions as contained in this Agreement, and (ii) such successor Auction Agent has entered into agreements with the Broker-Dealers containing substantially the same terms and conditions as contained in the Broker-Dealer Agreements. If the Auction Agent resigns while any Shares remain outstanding, the Company shall use its best efforts to enter into an agreement with a successor Auction Agent containing substantially the same terms and conditions as this Agreement. The Agreement shall terminate immediately upon redemption by the Company of the Shares.

         (b Except as otherwise provided in this Section 7.1(b), the respective rights and duties of the Company and the Auction Agent under this Agreement shall cease upon termination of this Agreement. The Company's representations, warranties, covenants and obligations to the Auction Agent under Article V and Section 6.4 hereof shall survive the termination hereof. Upon termination of this Agreement, the Auction Agent shall
                  (i) resign as Auction Agent under the Broker-Dealer Agreements, (ii) deliver promptly to the Company copies of all books and records maintained by it in connection with its duties hereunder, and (iii) transfer promptly to the Company or to any successor auction agent any funds deposited by the Company with the Auction Agent (whether in its capacity as Auction Agent or as Paying Agent) pursuant to this Agreement which have not been distributed previously by the Auction Agent in accordance with this Agreement (together with any applicable interest or other income thereon).

VII.2.   Communications.

         Except for (i) communications authorized to be made by telephone pursuant to this Agreement or the Auction Procedures and (ii) communications in connection with Auctions (other than those expressly required to be in writing), all notices, requests and other communications to any party hereunder shall be in writing (including telecopy or similar writing) and shall be given to such party at its address or telecopier number set forth below:


If to the Company, addressed to:   EOG Resources, Inc. 1200 Smith Street
                                   Suite 300 Houston, Texas 77002-7361
                                   Attention: Telephone
                                   No.: (713) 651-7000 Telecopier No.:
                                   (713) 853-3129

If to the Auction Agent,
addressed to:                      Bankers Trust Company 4 Albany Street 4th
                                   Floor New York, New York 10006 Attention:
                                   Auction Rate Securities Telephone No.:
                                   (212) 250-6569 Telecopier No.: (212) 250-6961


or such other address or telecopier number as such party hereafter may specify for such purpose by notice to the other party. Each such notice, request or communication shall be effective when delivered at the address specified herein. Communications shall be given on behalf of the Company by a Company Officer and on behalf of the Auction Agent by an Authorized Officer.

VII.3.   Entire Agreement.

         This Agreement contains the entire agreement between the parties relating to the subject matter hereof, and there are no other representations, endorsements, promises, agreements or understandings, oral, written or inferred, between the parties relating to the subject matter hereof, except for agreements relating to the compensation of the Auction Agent.

VII.4.   Benefits.

         Nothing herein, express or implied, shall give to any Person, other than the Company, the Auction Agent and their respective successors and assigns, any benefit of any legal or equitable right, remedy or claim hereunder.

VII.5.   Amendment; Waiver.

         (a This Agreement shall not be deemed or construed to be modified, amended, rescinded, canceled or waived, in whole or in part, except by a written instrument signed by a duly authorized representative of the parties hereto. The Company shall notify the Auction Agent of any change in the Certificate of Designations prior to the effective date of any such change. If any such change in the Certificate of Designations materially increases the Auction Agent's obligations hereunder, the Company shall obtain the written consent of the Auction Agent prior to the effective date of such change.

         (b Failure of either party hereto to exercise any right or remedy hereunder in the event of a breach hereof by the other party shall not constitute a waiver of any such right or remedy with respect to any subsequent breach.

VII.6.   Successors and Assigns.

         This Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the respective successors and permitted assigns of each of the Company and the Auction Agent. This Agreement may not be assigned by either party hereto absent the prior written consent of the other party, which consent shall not be withheld unreasonably.

VII.7.   Severability.

         If any clause, provision or section hereof shall be ruled invalid or unenforceable by any court of competent jurisdiction, the invalidity or unenforceability of such clause, provision or section shall not affect any of the remaining clauses, provisions or sections hereof.

VII.8.   Execution in Counterparts.

         This Agreement may be executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.

VII.9.   Governing Law.

         This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed in said State.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the date first above written.

                                   EOG RESOURCES, INC.


                                   By: /s/ DAVID R. LOONEY
                                      ------------------------------------------
                                      Name:   David R. Looney
                                      Title:  Vice President, Finance


                                   BANKERS TRUST COMPANY


                                   By: /s/ MELISSA M. REYNOLDS
                                      ------------------------------------------
                                      Name:  Melissa M. Reynolds
                                      Title: Vice President